The Windsor Corporation
                             6160 South Syracuse Way
                           Greenwood Village, CO 80111




June 2, 1999


Re:      Windsor Park Properties 4--Consent Solicitation Statement Supplement


Dear Unitholder:

Enclosed please find a Consent Solicitation Statement Supplement dated June 2, 1999 (the "Supplement") which contains information that supplements the information contained in the Consent Solicitation Statement of Windsor Park Properties 4 (the "Partnership") dated May 7, 1999 sent to you last month relating to the proposed sale of all of the Partnership's assets to N' Tandem Trust (the "Sales"), an affiliate of the Partnership, and a related plan of liquidation (the "Plan of Liquidation") following such Sales. The Supplement updates the Consent Solicitation Statement to reflect the financial performance of the Partnership for the quarter ended March 31, 1999, and also discusses a class action and derivative complaint that has been commenced against the General Partners of the Partnership, certain executive officers and directors of the Managing General Partner, and the Partnership.

If you have already sent in your consent card and do not wish to change the consent card, no further action is necessary. If you have not sent in your consent card, we encourage you to send it in today. If you have already sent in your consent card and wish to change your vote, you may do so by sending in a later dated consent card. For your convenience, an additional consent card and pre-addressed and stamped return envelope are enclosed herewith.

Should you have any questions about the enclosed materials, or the Sales and Plan of Liquidation, please do not hesitate to call Arlen Capital, our solicitation agent in connection with the Sales and Plan of Liquidation, at 1-800-553-4039.

Very truly yours,




Steven G. Waite
President

Enclosures